EXHIBIT 10.30

September 1, 2001

PRIVATE AND CONFIDENTIAL


Mr. Bruce S. Taafe
18a Bobbin Head Road
PYMBLE NSW 2073
SYDNEY AUSTRALIA

Dear Mr. Taafe:

This letter confirms the agreement (the "Letter Agreement") we have reached regarding your employment with Storage Technology Corporation (the "Company"), the terms and conditions for which are as follows:

1.       SERVICES

Under this Letter Agreement, you will provide the services (which are representative in nature and may not be all-inclusive) identified in Attachment
                                                                     ----------
A ("Services"). The terms and conditions of Attachment A are made part of this
-                                           ------------
Letter Agreement and are incorporated by reference in this Letter Agreement. The title of your position shall be Vice President and General Manager, International Operations and Global Services. You will discharge all Services on behalf of and in the best interests of Company. You will report to Mr. Patrick
J. Martin, Chief Executive Officer of the Company.

2.       TERM

The term of this Letter Agreement shall be from August       , 2001 to December
                                                       -----
31, 2001 (the "Term"), and may be sooner terminated pursuant to Sections 3 and 10 of this Letter Agreement.

3.       EMPLOYMENT

You and the Company each acknowledge that either party has the right to terminate your employment with the Company at any time for any reason whatsoever, with or without Cause, as defined in Section 10 of this Letter Agreement or with or without advance notice. This at-will employment relationship cannot be changed except in a writing executed by you and the Company. It is understood and agreed by you and the Company that this Letter Agreement does not contain any promise or representation that alters the presumption of at-will employment. In addition, that any terms of your employment contained in this Letter Agreement or any other agreement between you and the Company may be stated in units of years or months does not mean and should not be interpreted to mean that you are guaranteed employment to the end


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of any period of time or for any period of time. Either party may terminate this
Letter Agreement according to the termination and notice requirements outlined in Section 10 of this Letter Agreement. "StorageTek Affiliate(s)", as referred to in this Letter Agreement, shall mean any subsidiary of the Company and any entity controlled directly or indirectly by, or under common control with the Company.

4.       COMPENSATION AND EMPLOYEE BENEFITS

In exchange for performing Services for the Company under this Letter Agreement, the Company shall pay you the compensation specified in Attachment A under
                                                        ------------
"Compensation" ("Compensation").

Under this Letter Agreement, you will be eligible to participate in the Company's employee benefits plans outlined in Attachment A ("Employee
                                              ------------
Benefits"), as controlled by the terms of the applicable Plan Documents in effect and which may change from time to time. In addition, you will receive the additional benefits outlined in Attachment A ("Additional Benefits").
                                ------------

Remittance of Compensation and payments for Employee Benefits and Additional Benefits shall be made in US Dollars in the United States and in accordance with the normal practices of the Company in the United States.

5.       PERSONAL TAXATION

All Compensation, Employee Benefits and Additional Benefits shall be subject to such deductions and withholding as may be agreed to by you or as required by applicable law.

The Company will only pay the personal tax liabilities for those benefits outlined in the Additional Benefits section of Attachment A. All other personal
                                               ------------
tax liabilities that may be incurred as a result of any of the terms and conditions of this Letter Agreement are your responsibility to pay. Further, you hereby acknowledge and agree to defend, indemnify, and hold harmless the Company and any StorageTek Affiliates from and against any claim by any taxation authority related to or resulting from the non-payment of your personal taxes or misrepresentations by you of your personal tax filings.

6.       BUSINESS EXPENSES

The Company will reimburse you for all reasonable and necessary costs and expenses incurred by you in your performance of Services, upon your submission of appropriate documentation in accordance with the Company's Policy for business expense reimbursements.


7.       WORK VISA

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Your employment with the Company in the United States is contingent upon your obtaining and maintaining an appropriate visa to work in the United States, which cannot be guaranteed. The Company will sponsor you for an appropriate visa and will pay all legal and filing fees and reimburse you for your out-of-pocket expenses associated with the application, issuance and renewal of such visa.

8.       BUSINESS CONDUCT AND REQUIRED DOCUMENTS

While performing Services for the Company, you shall comply with the applicable laws of the United States and any other jurisdiction in which you perform Services. You shall also comply with the Company's Corporate Policies and Practices, including those relating to protection of confidential information and assignment of inventions, as are in effect from time to time. If the terms of this Letter Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control. You will also execute the following documents, which are made a part of this Letter Agreement and are incorporated in this Letter Agreement as Attachment B: (a)
                                                           ------------
Proprietary Rights Agreement; (b) Foreign Corrupt Practices Act Certificate of Compliance; and (c) Identification of Pre-employment Commitments.

9.       CONFLICT OF INTEREST

During your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company. It is understood that during your employment with the Company, you will not engage in any employment, business enterprise, or activity that would in any way conflict or interfere with the Services and the interests of the Company or any StorageTek Affiliate as such is determined by the Company in its sole and complete discretion.

10.      TERMINATION

This Letter Agreement may be immediately terminated by the Company without prior notice for Cause. For purposes of this Letter Agreement, "Cause" shall be defined as any of the following: (i) your wilful failure to perform your duties and responsibilities as an employee and executive of the Company; (ii) your wilful breach of any written agreement between you and the Company and/or StorageTek Affiliate(s); (iii) gross negligence or dishonesty in the performance of your duties; (iv) your wilful violation of any Corporate Policies and Practices as in effect from time to time; (v) your engagement in conduct or activities that materially conflict with the interests of or injure the Company or any StorageTek Affiliate(s), or materially interfere with your duties owed to the Company, as such is determined in the sole and complete discretion of Company; (vi) your wilful failure to perform lawful duties assigned to you by your manager; and (vii) your conviction of a felony in any criminal proceeding (or entering into a plea bargain admitting criminal guilt, including any plea to any offense for which a deferred sentence or prosecution is received) regardless of whether the conduct for which you are convicted is work related.

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If you are terminated for Cause, you shall not be entitled to receive any compensation pursuant to this Letter Agreement other than base salary, business expenses, and benefits, accrued or incurred (as controlled by the terms of the applicable Plan Documents or Policies in effect) through the effective date of your termination of employment. You will also be entitled to receive the benefits identified as Repatriation Benefits in the Additional Benefits section of Attachment A.
   ------------

This Letter Agreement may be terminated without Cause by the Company or by you, for any reason upon thirty (30) days prior written notice given to the other party, in which event this Letter Agreement shall terminate on the date set forth in such notice. Should you terminate this Letter Agreement for any reason, you will be entitled only to the base salary, business expenses and benefits accrued or incurred (as controlled by the terms of the applicable Plan Documents or Policies in effect) through the effective date of your termination of employment.

Should the Company terminate this Letter Agreement without Cause, you will be entitled to receive, as a severance payment, all amounts identified under Compensation in Attachment A, less those amounts of Compensation already paid to
                ------------
you, plus the benefits outlined in Additional Benefits in Attachment A.
                                                          ------------

You agree that on the expiration or termination of this Letter Agreement, you will not represent yourself as an employee or representative of the Company or any StorageTek Affiliate(s). On the expiration or termination of this Letter Agreement, you will also return all the Company's property and proprietary information within seven (7) days from the effective date of termination.

11.      MONIES OWED

You authorize the Company to deduct any amounts owed to the Company or any StorageTek Affiliate(s) pursuant to this Letter Agreement from your final paycheck and any other amounts that the Company might otherwise pay upon resignation or termination, including your accrued but unused vacation leave.

In the event that you fail to repay any amounts owed to the Company or any StorageTek Affiliate(s), these entities will be entitled to recover such amounts from you, plus lawful interest and reasonable attorney's fees and direct costs associated with the collection of such amounts.

12.      LIMITATION OF LIABILITY

Under no circumstances shall you, the Company or any StorageTek Affiliate(s) be liable to the other for compensation, reimbursement or damages on account of the loss of present or prospective profits, expenditures, benefits, investments or maintenance of business reputation or goodwill or for special, incidental or consequential damages.

13.      ENFORCEMENT

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The failure by either party in any one or more instance to insist upon strict performance of any of the terms and provisions of this Letter Agreement, or to exercise any option herein conferred, shall not be construed as a waiver or relinquishment to any extent of the right to assert or rely upon any such terms, provisions or options on any future occasion.

14.      GOVERNING LAW

This Letter Agreement shall be construed in accordance with, and its performance governed by, the laws of the State of Colorado, United States, without regard to the conflict of laws provisions thereof. The parties hereto hereby submit exclusively to the personal and legal jurisdiction of the state and federal courts of Colorado. You and the Company agree that all actions arising out of, under or in connection with this Letter Agreement shall be brought exclusively before state or federal courts located in the state of Colorado.

15.      SURVIVAL

The provisions of this Letter Agreement that, by their sense and context, are intended to survive the performance by either or both parties and shall also survive the expiration or termination of this Letter Agreement.

16.      SEVERABILITY

Each provision, section and subsection of this Letter Agreement is separable from every other provision, section and subsection, and constitutes a separate and distinct covenant. If any provision, section or subsection of this Letter Agreement shall be finally determined by any court of competent jurisdiction to be void or unenforceable, in whole or in part, that determination shall not affect the validity of the remainder of the Letter Agreement, including any other provision, section or subsection.

17.      FORCE MAJEURE

The failure or delay by any party to this Letter Agreement to perform any obligation under this Letter Agreement solely by reason of acts of God, acts of government, riots, war, terrorism, civil insurrection or other acts of violence, embargoes, strikes, lockout, violent demonstrations, accidents in transportation, port congestion, or other unforeseeable causes beyond its reasonable control ("Force Majeure") shall not be deemed to be a breach of this Letter Agreement; provided however, that the party so prevented from complying with this Letter Agreement shall not have procured such Force Majeure, shall have used reasonable diligence to avoid such Force Majeure and ameliorate its effects, and shall continue to take all action within its power to comply as fully as possible with the terms of this Letter Agreement. Except where the nature of the Force Majeure event shall prevent it from doing so, the party suffering such Force Majeure shall notify the other party in writing within five
(5) days after the occurrence of such Force Majeure and shall, in every


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instance, to the extent reasonably and lawful under the circumstances, use its best efforts to remove or remedy such cause with all reasonable dispatch.

18.      CONFIDENTIALITY

You agree to maintain in complete confidence the existence of this Letter Agreement, the contents and terms of this Letter Agreement and the consideration for this Letter Agreement. Except as required by law or in communications with immediate family members, you agree to disclose the information contained herein only to those attorneys, accountants, tribunals and governmental entities who have a reasonable need to know such information, and to prevent disclosure of any information by them or by family members to other third parties. You agree that there will be no publicity, directly or indirectly, concerning any of the information contained herein, unless required by any reporting laws or regulations or any other state or federal law, statute or regulation.

19.      HUMAN RESOURCES CONTACT

In the event that you have any questions or concerns during the Term, please contact Roger Gaston, Vice President, Human Resources at (303) 673-3460.

20.      ENTIRE AGREEMENT

With the exception of the Company Policies and Plan Documents referenced in Sections 4, 6, 8 and 10 above, this Letter Agreement, including its Attachments
                                                                    -----------
A and Attachment B, embodies the entire agreement and understanding between the
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parties with respect to the subject matter hereof and supersedes all prior written or oral agreements, representations, and understandings between you and Company and between you and any StorageTek Affiliate(s).

This Letter Agreement, including its Attachments A and B, may only be amended by
                                     -------------     -
a written instrument executed by each party to this Letter Agreement.

*      *       *       *       *        *        *       *        *       *    *


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We look forward to your employment with the Company as a valuable member of our professional team. Please signify your confirmation and acceptance of the terms of this Letter Agreement by signing this Letter Agreement in duplicate and returning one original to me.

                          Sincerely,

                          Storage Technology Corporation


                          By:
                               -------------------------------

                          Name: Patrick J. Martin

                          Title:  Chairman, President & Chief Executive Officer

*     *      *       *       *       *        *        *        *       *      *

I HAVE READ AND I UNDERSTAND AND ACCEPT THE TERMS AND CONDITIONS IN THIS LETTER AGREEMENT, INCLUDING ITS ATTACHMENT A AND ATTACHMENT B, AND I AGREE THAT IT ESTABLISHES THE TERMS AND CONDITIONS OF MY EMPLOYMENT WITH THE COMPANY.

AGREED:


----------------------------------            ----------------------
Bruce S. Taafe                                Date




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                                  ATTACHMENT A
                                  ------------

SERVICES
--------

Under this Letter Agreement with Storage Technology Corporation (the "Company"), you shall perform and be responsible for the following Services as Vice President and General Manager, International Operations and Global Services. The Services are subject to change at the sole discretion of the Company. The responsibilities listed below are representative of the nature of the work assigned and may not be all inclusive:

a. Management and oversight of the Company's international business groups, development of business markets outside of the United States and Canada, and administration of business matters within identified markets;

b. Management of sales, distribution, service, and support of the Company's products within identified markets;

c. Management of research and development efforts for new products for the Company;

d. Coordination and development of over 3,000 personnel within identified markets;

e. Transition planning for your successor, should one be appointed; and

f. Any other projects as requested by the Company's Chief Executive Officer;

g. Serve in an executive capacity and perform such other duties as are customarily associated with your then current titles, consistent with Bylaws of the Company and as required by the Company's Board of Directors (the "Board").

COMPENSATION
------------

Base Salary - The Company will pay you at the semi-annual rate of US$250,000.00 for Services rendered during the Term. This amount will be offset by the salary payments made to you pursuant to your Letter Agreement dated July 1, 2001 with Storage Technology Asia/Pacific K.K. This salary is payable in US Dollars in the United States, in bi-weekly instalments in accordance with the Company's normal payroll practices. Subject to Section 10 above, the Company will also pay you a lump sum of US$250,000.00, which shall be paid to you in the Company's first payroll period in January 2002.



EMPLOYEE BENEFITS
-----------------


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1. Benefits - Company benefits are available to you, as controlled by the terms of the applicable Plan Documents in effect and which may change from time to time. These include medical, dental, vision, life insurance, and accidental death and dismemberment plans. Examples of other optional plans are the employee stock purchase plan, long-term disability, 401(K), deferred compensation, and supplemental life insurance. Only the employee, the legal spouse of the employee, and the legal dependants of the employee are eligible for coverage under Company benefit plans.

2. Holidays and Work Schedule - Holidays and work schedules will be observed in accordance with the Company practices.

3. Vacation and Personal Time Off - The use of vacation and personal time off will be determined by the applicable policies of the Company.


ADDITIONAL BENEFITS
-------------------

Upon issuance to you by the United States Immigration and Naturalization Service
(INS) of the appropriate work visa, you shall be entitled to receive the Additional Benefits outlined below. The Company will pay the United States personal tax liabilities incurred by the Additional Benefits, including the tax gross-ups, for the tax year(s) in which the liabilities are incurred.

1. Relocation Benefits - The Company will provide the following benefits for you, your dependent children, your partner and your partner's dependent children (as indicated):

a. Relocation Travel - The Company will pay for one-way business class airfare for you and your partner from Australia to the United States and one-way economy class airfare for your dependent children and your partner's dependent children to the United States.

b. Travel Insurance - The Company will reimburse you for up to US$1,000.00 in premiums for travel insurance for you, your dependent children, your partner and your partner's dependent children.

c. Storage of Household Goods - The Company will reimburse you for the costs to store your household goods in Australia, up to a maximum of US$5,000.00, inclusive of insurance, less any amounts therefore paid to you by any StorageTek Affiliate(s).

d. Shipment of Household Goods - The Company will pay to ship your household goods from Australia to the United States, up to a maximum of US$8,000.00, inclusive of insurance, less any amounts therefore paid to you by any StorageTek Affiliate(s).

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e.            Storage of Motor Vehicles - The Company will reimburse you for the storage of up to two (2) motor vehicles in Australia, up to a maximum of US$5,000.00, inclusive of insurance, less any amounts therefore paid to you by any StorageTek Affiliate(s).

f. Accommodation - The Company will lease a furnished, three-bedroom apartment and will directly pay the costs to set up the lease and to pay the lease security deposit, if necessary. Accommodation will be at the appropriate level befitting the executive position. The Company will also pay the costs of the monthly lease payments, utilities, and local telephone service. If on arrival there is no apartment available, the Company will pay for reasonable temporary accommodation and reimburse restaurant meals for you, your dependent children, your partner, and your partner's dependent children, per the Company's Corporate Policies and Practices.

g. Relocation Allowance - The Company will pay you a one-time relocation allowance of US$5,000.00 for you to use toward your miscellaneous relocation expenses, such as the purchase of appliances and other household items and excess baggage charges.

h. Medical Insurance Allowance - If necessary, the Company will pay you an allowance of US$2,000.00 to defray the costs of your medical insurance premiums.

i. Tax Consulting and Income Tax Preparation Services - The Company will pay up to US$15,000.00 in actual costs of the services of PricewaterhouseCoopers or other appropriate third-party firm to provide tax consulting services and to prepare all applicable income tax filings for the tax year 2001, 2002 and 2001/2002, based upon your completed tax questionnaires for tax year 2001, 2002 and 2001/2002. Amounts payable hereunder will be net of amounts for such purpose paid or payable by any StorageTek Affiliate(s).

j. Temporary Visits by Dependents - In the event that any of your dependent children do not relocate to the United States, the Company will pay for one (1) round-trip economy class airfare to the United States for each dependent during the Term of this Letter Agreement.

k. Leased Vehicles - The Company will provide you with two (2) fully maintained leased vehicles for the Term of this Letter Agreement. The value of the vehicles is to be agreed upon between you and Roger Gaston, Vice President, Human Resources. The Company will pay any personal tax liabilities incurred by this benefit, including the tax gross up, for the tax year(s) in which the liabilities are incurred

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

2. Repatriation Benefits - Upon the expiration or termination of this Letter Agreement, the Company will provide the following benefits to repatriate you, your dependent children, your partner, and your partner's dependent children to
Australia:

                  (a) Relocation Travel - The Company will pay for one-way business class airfare for you and your partner from the United States to Australia and one-way economy class airfare from the United States to Australia for your dependent children and your partner's dependent children.

                  (b) Travel Insurance - The Company will reimburse you for up to US$1,000.00 in premiums for travel insurance, for you, your dependent children, your partner, and your partner's dependent children.

                  (c) Shipment of Household Goods - The Company will pay to ship your household goods from the United States to Australia, up to a maximum of US$8,000.00, inclusive of insurance.

                  (d) Temporary Accommodation Allowance - The Company will pay you a temporary accommodation allowance of US$8,000.00 to defray your expenses for lodging and meals upon your return to Australia.

In the event of your death, the Company will pay or reimburse the repatriation of your dependent children, your partner, and your partner's dependent children from the United States to Australia, should they choose to repatriate within sixty (60) days of your death.

In the event that you are terminated for Cause, you, your dependent children, your partner, and your partner's dependent children shall only be entitled to receive benefits detailed in Section 10 of this Letter Agreement.


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